EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 17, 2015, by and among Westwood Holdings Group, Inc., a Delaware corporation (the "Company"), and Brian O. Casey ("Executive").
RECITALS
WHEREAS, Executive currently serves as President and Chief Executive Officer of the Company;
WHEREAS, Executive and the Company are currently party to that certain Executive Employment Agreement, originally dated as of May 1, 2010, and subsequently amended on April 2, 2015 (the "Prior Agreement");
WHEREAS, the term of the Prior Agreement will expire on December 31, 2015;
WHEREAS, the parties desire to enter into this Agreement to amend, restate and replace the Original Agreement, effective as of January 1, 2016 (the “Effective Date”);
NOW THEREFORE, the parties agree as follows:
1.    Term. Subject to earlier termination as provided herein, the Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company for the term of this Agreement. The initial term of Executive's employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "Initial Period"); provided, however, that upon the expiration of the Initial Period and on each subsequent anniversary of the Effective Date thereafter, the term of Executive's employment under this Agreement shall automatically renew and extend for an additional one-year period (each period, a "Renewal Period") unless, on or before the date that is sixty (60) days prior to the expiration of the then-applicable Initial Period or Renewal Period, either party provides the other party with written notice of non-renewal, in which case the term of this Agreement shall expire upon the expiration of the then-existing Initial Period or Renewal Period (unless earlier terminated pursuant to Section 4 below). Notwithstanding any provision of this Agreement to the contrary, Executive's employment pursuant to this Agreement may be terminated at any time in accordance with Section 4 below. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee's employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the "Term."
2.    Duties.
(a)    Executive's Positions and Titles. Executive's positions and titles shall be President and Chief Executive Officer.
(b)    Executive's Duties. The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by the Company in the conduct of its business and shall include the performance of such lawful and reasonable duties and responsibilities as the Board of Directors (the "Board") may from time to time assign to Executive consistent with Executive's position(s) and shall include acting as president and chief executive officer for the Company's business. Executive recognizes that during the period of Executive's employment hereunder, Executive owes undivided loyalty to the Company, and Executive will use his good faith efforts to promote and develop the business of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform his duties under this Agreement professionally, in accordance with applicable laws, rules and regulations and such standards, policies and procedures established by Employer and the industry from time to time. Executive will not perform any duties for any other business without the prior written consent of the Compensation Committee, but may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of Executive's duties under this Agreement.
(c)    Board Service. Executive will be nominated for reelection as a member of the Board at each annual meeting of stockholders during the period of Executive's employment hereunder. If so elected, Executive agrees that he will serve as a member of the Board.
3.    Compensation and Benefits.
(a)    Base Salary. During the Term, Executive shall initially receive a base salary ("Base Salary"), paid in accordance with the normal payroll practices of the Company, at an annual rate of not less than $650,000. The Base Salary shall be reviewed by the Compensation Committee in accordance with the Company's policies and practices, but no less frequently than once annually, and may be increased but not decreased (unless agreed to in writing by Executive) . The term "Base Salary" shall include any such increases (or decreases agreed to in writing by Executive) to the Base Salary.
(b)    Bonus Awards. In addition to the Base Salary, Executive shall be eligible throughout the Term to receive bonuses and to participate in the Company's annual cash incentive programs made available to similarly-situated employees of the Company from time to time. The amount and performance targets associated with any such bonus awards shall be established at the discretion of the Compensation Committee of the Board (the "Compensation Committee") and communicated to Executive. All bonus amounts payable pursuant to this Section 3(b) shall be paid no later than March 1st of the year following the calendar year in which the applicable bonus is earned.
(c)    Long-Term Incentive Award. In addition to Base Salary and participation in the annual cash incentive programs of the Company, Executive shall be eligible throughout the Term to participate in the Company's long-term incentive programs made available to similarly-situated employees of the Company and to receive long-term incentive compensation awards in such forms and in such amounts as determined by the Compensation Committee from time to time and in accordance with the terms of the Company's Stock Incentive Plan (as such plan may be amended, restated or replaced from time to time) (the "Stock Incentive Plan").
(d)    Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of the Company as in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive's taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for such expenses incurred after the date of Executive's termination of employment with the Company.
(e)    Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.
4.    Termination.
(a)    Disability. Either Executive or the Company may terminate Executive's employment, after having established Executive's Disability, by giving notice of his or its intention to terminate Executive's employment. Executive shall be deemed to have a "Disability" for purposes of this Agreement if Executive has any medically-determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any twelve (12) month period and that renders Executive unable to perform the essential functions required under the Agreement. Such determination shall be made by written certification ("Certificate") of Executive's Disability by a physician jointly selected by the Company and Executive; provided that if the Company and Executive cannot reach agreement on appointing the physician, the Certification shall be determined by a panel of physicians consisting of one physician selected by the Company, one physician selected by Executive and a third physician jointly selected by those two physicians.
(b)    Cause.
(i)    The Company may terminate Executive's employment at any time for Cause as defined below.
(ii)    For purposes of this Agreement, "Cause" means, with respect to Executive, the occurrence of any of the following events:
(A)    Executive's conviction for any felony or other serious crimes;
(B)    Executive's material breach of any of the terms of the Agreement or any other written agreement or material Company policy to which Executive and the Company are parties or are bound, if such breach shall be willful and shall continue beyond a period of thirty (30) days immediately after written notice thereof by the Company to Executive;
(C)    Wrongful misappropriation by Executive of any money, assets, or other property of the Company or a client of the Company;

(D)    Willful actions or failures to act by Executive which subject Executive or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;
(E)    Executive's commission of fraud or gross moral turpitude; or
(F)    Executive's continued willful failure to substantially perform Executive's duties under this Agreement after receipt of written notice thereof and an opportunity to so perform.
(iii)    Cause shall be determined by the affirmative vote of at least seventy five percent (75%) of the members of the Board (excluding Executive, if a Board member, and excluding any member of the Board involved in events leading to the Board's consideration of terminating Executive for Cause). Executive shall be given thirty (30) days' written notice of the Board meeting at which Cause shall be decided (which notice shall be deemed to be notice of the existence of Cause if Cause is then found to exist by the Board) and shall be given an opportunity, prior to the vote on Cause, to appear before the Board, with or without counsel at Executive's election, to present arguments on his behalf. The notice to Executive of the Board meeting shall include a description of the specific reasons for such consideration of Cause. During the notice period described herein, the Company shall not be prevented or delayed in its ability to enforce the Restrictive Covenants contained herein.
(iv)    For purposes of this Section 4(b), no act or failure to act, on the part of Executive, shall be considered willful if it is done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Company.
(c)    Good Reason.
(i)    Executive may terminate Executive's employment at any time for Good Reason, if:
(G)    (1) An event or condition occurs which constitutes any of (B) (1) through (B) (5) below; (2) Executive provides the Company with written notice that he intends to resign for Good Reason and such written notice includes (I) a designation of at least one of (B) (1) through (B) (5) below (the "Designated Section") and (II) specifically describes the events or conditions Executive is relying upon to satisfy the requirements of the Designated Section(s); (3) as of the thirtieth (30th) day following the date notice is given by Executive to the Company, such events or conditions have not been corrected in all material respects; and (4) Executive's resignation is effective within ninety (90) days of the date Executive first has actual knowledge of the occurrence of the first event or condition upon which Executive relies to satisfy any of the Designated Section(s).
(H)    "Good Reason" shall mean the occurrence of any of the following without the express written consent of Executive:
1.    any material breach by the Company of the Agreement (including any reduction in Executive’s Base Salary);
2.    any material adverse change in the status, position or responsibilities of Executive, including a change in Executive's reporting relationship so that he no longer reports to the Board, the removal from or failure to re-elect Executive as a member of the Board or if the Company becomes a wholly-owned subsidiary of another company, Executive serves only as an officer of the subsidiary company;
3.    assignment of duties to Executive that are materially inconsistent with his position and responsibilities described in this Agreement;
4.    the failure of the Company to assign this Agreement to a successor to the Company or failure of any such successor to the Company to explicitly assume and agree to be bound by this Agreement; or
5.    requiring Executive to be principally based at any office or location more than forty (40) miles from the current offices of the Company in Dallas, Texas.
(d)    Termination by Executive Without Good Reason. Executive may terminate his employment at any time without Good Reason, with at least thirty (30) days' prior notice.
(e)    Termination by the Company without Cause. The Company may terminate Executive's employment at any time without Cause, with at least thirty (30) days' prior notice.
(f)    Termination due to Executive's Death. Executive's employment will automatically terminate on the date of his death.
(g)    Notice of Termination. Any termination of Executive's employment, except due to Executive's death, shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and specifies the Date of Termination (defined below); provided such Notice of Termination may be conditional if coupled with a notice of the Board's consideration of "Cause" or Executive's intention to resign for "Good Reason," as the case may be, as provided above.
(h)    Date of Termination. "Date of Termination" means the date Notice of Termination is given or any later date specified therein; provided, (i) any Notice of Termination pursuant to Section 4(a) shall be effective ninety (90) days after the date given, (ii) any Notice of Termination pursuant to Sections 4(b), 4(c), 4(d), or 4(e) shall be effective not less than thirty (30) days after the date given, and (iii) in every other case any Notice of Termination shall be effective not more than fifteen (15) days after the date given. Executive's Date of Termination shall be the date of his death, if applicable.
5.    Obligations of the Company upon Termination. Executive's entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement, all benefits, including stock option grants, restricted shares and awards under the Stock Incentive Plan, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. For purposes of this Section 5, the term "Accrued Obligations" shall mean, as of the Date of Termination, (i) Executive's full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (disregarding any reduction constituting Good Reason), to the extent not yet paid, (ii) the amount of any bonus, cash or incentive compensation earned (and so certified by the Compensation Committee, if applicable) and not forfeited hereunder by Executive as of the Date of Termination to the extent not yet paid, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination but not yet paid. For purposes of determining an Accrued Obligation under this Section 5, no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy. Executive shall not be eligible under any severance plan or agreement of the Company except as set forth herein.
(a)    Death. If Executive's employment terminates by reason of his death, Executive's estate shall be paid or provided the following:
(v)    Executive's Accrued Obligations not yet paid within thirty (30) days following the Date of Termination;
(vi)    a pro rata payment within thirty (30) days following the Date of Termination of the target annual bonus (“Target Bonus”) established for Executive for the year in which the Date of Termination occurs (or, if no such target bonus has been established, the most recent bonus paid to Executive) calculated by dividing the number of complete calendar months which Executive worked in the calendar year prior to Executive’s death by twelve (12) then multiplying that quotient by the Target Bonus amount (number complete months worked prior to death / 12 x Target Bonus);
(vii)    provided that Executive's dependents are eligible for continuation coverage under a group health plan sponsored by the Company or any Subsidiaries and make a timely election to receive such coverage pursuant to the Consolidated

Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), then from the date of Executive's death through the 18-month anniversary thereof, the Company shall reimburse, on a monthly basis, Executive's estate for the monthly premium costs paid for such continuation coverage for his eligible dependents; and
(viii)    accelerated vesting of all unvested stock options, restricted shares and other equity compensation awards pursuant to the Stock Incentive Plan (assuming, in the case of any performance-based award, that the applicable performance goals were achieved at 100% of “target” performance).
(b)    Disability. If Executive's employment is terminated by reason of Executive's Disability, then Executive shall be entitled to receive:
(ii)    payment of all Accrued Obligations not yet paid within thirty days following the Date of Termination;
(iii)    disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families;
(iv)    payment of a pro rata Target Bonus within thirty (30) days following the Date of Termination, calculated by dividing the number of complete calendar months which Executive worked in the calendar year prior to Executive’s Date of Termination by twelve (12) then multiplying that quotient by the Target Bonus amount (number complete months worked prior to the Date of Termination / 12 x Target Bonus);
(v)    provided that Executive and his dependents are eligible for COBRA continuation coverage under a group health plan sponsored by the Company or any Subsidiaries and make a timely election for such coverage and pay the applicable premiums, then from the date of his termination through the first anniversary thereof, the Company shall reimburse, on a monthly basis, Executive for the monthly premium costs paid for such continuation coverage for Executive and his eligible dependents; and
(vi)    accelerated vesting of all unvested stock options, restricted shares and other equity compensation awards pursuant to the Stock Incentive Plan (assuming, in the case of any performance-based award, that the applicable performance goals were achieved at 100% of “target” performance).
(c)    By the Company for Cause; or by Executive Without Good Reason; Nonrenewal by Executive. If Executive's employment is terminated for Cause by the Company, if Executive terminates Executive's employment without Good Reason or if Executive's employment terminates due to the election under Section 1 by Executive not to renew this Agreement following the end of the Initial Period or any Renewal Period, then the Company shall pay Executive only the Accrued Obligations. Any vested stock options shall be exercisable in accordance with the provisions of the applicable agreement or award and all unvested stock options and all unvested restricted shares shall be forfeited. In addition, if the Company makes the election described in Section 5(g), then subject to Section 5(f) and Executive's continued compliance with the covenants set forth in Section 10, Executive shall be entitled to:
(i)    an amount in cash equal to Executive's monthly Base Salary that would be payable through the Elective Noncompete Period at the rate in effect at the time the Notice of Termination is given, payable in substantially equal monthly installments for the Elective Noncompete Period; provided that such installments shall not commence until the first payroll date to occur following the date that is sixty (60) days following the Date of Termination (with any amounts that would have otherwise been paid during such 60-day period accumulated and paid without interest with the first such installment);
(ii)    provided that Executive and his dependents are eligible for COBRA continuation coverage under a group health plan sponsored by the Company or any Subsidiaries and make a timely election for such coverage and pay the applicable premiums, then from the date of his termination through the first anniversary thereof, the Company shall reimburse, on a monthly basis, Executive for the monthly premium costs paid for such continuation coverage for Executive and his eligible dependents; provided that such reimbursement shall be reduced by the employee's portion of the cost of such benefits which Executive would be required to pay for such coverage if he were actually employed during the applicable period.
(d)    By the Company Without Cause; by Executive for Good Reason; Nonrenewal by the Company. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason or Executive's employment terminates due to the Company's election pursuant to Section 1 not to renew this agreement following the end of the Initial Period or any Renewal Period, then Executive shall be entitled to, subject to Section 5(f) and Executive's continued compliance with the covenants set forth in Section 10:
(i)    payment of all Accrued Obligations not yet paid within thirty days following the Date of Termination;
(ii)    an amount in cash equal to 1.5 times the sum of (x) Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given (disregarding any reduction constituting Good Reason) and (y) the annual bonus paid (or payable) to Executive for the most recently-completed year, payable in substantially equal monthly installments for a period of eighteen (18) months following the Date of Termination; provided that such installments shall not commence until the first payroll date to occur following the date that is sixty (60) days following the Date of Termination (with any amounts that would have otherwise been paid during such 60-day period accumulated and paid without interest with the first such installment);
(iii)    provided that Executive and his dependents are eligible for COBRA continuation coverage under a group health plan sponsored by the Company or any

Subsidiaries and make a timely election for such coverage and pay the applicable premiums, then from the date of his termination through the 18-month anniversary thereof, the Company shall reimburse, on a monthly basis, Executive for the monthly premium costs paid for such continuation coverage for his eligible dependents; provided that such reimbursement shall be reduced by the employee's portion of the cost of such benefits which Executive would be required to pay for such coverage if he were actually employed during the applicable period; and
(iv)    accelerated vesting of all unvested stock options, restricted shares and other equity compensation awards pursuant to the Stock Incentive Plan; provided, however, that, if any such unvested equity award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive will become vested in such award only if, when and to the extent such award would have become vested in accordance with its terms if Executive's employment had continued; and provided further that, if the award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Executive's employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Executive's employment or, if more favorable to Executive, the periodic performance conditions established for performance-based vesting of equity awards granted to other senior executives who are then still employed by the Company.
(e)    By the Company Without Cause; or by Executive for Good Reason; Nonrenewal by Company in connection with Change in Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason or Executive's employment terminates due to the Company's election pursuant to Section 1 not to renew this agreement following the end of the Initial Period or any Renewal Period, in each case, during the two-year period following a Change of Control (as defined below), subject to Section 5(f) Executive's continued compliance with the covenants set forth in Section 10, then Executive shall be entitled to receive in lieu of the payments and benefits described in Section 5(d):
(i)    payment of all Accrued Obligations not yet paid within thirty days following the Date of Termination;
(ii)    an amount in cash equal to two times the sum of (x) Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given (disregarding any reduction constituting Good Reason) and (y) the most recent annual bonus paid to Executive, payable in substantially equal monthly installments for a period of twenty four (24) months following the Date of Termination; provided that such installments shall not commence until the first payroll date to occur following the date that is 60 days following the Date of Termination (with any amounts that would have otherwise been paid during such 60-day period accumulated and paid without interest with the first such installment);
(iii)    provided that Executive and his dependents are eligible for COBRA continuation coverage under a group health plan sponsored by the Company or any Subsidiaries and make a timely election for such coverage and pay the applicable premiums, then from the date of his termination through the eighteen (18) month anniversary thereof, the Company shall reimburse, on a monthly basis, Executive for the monthly premium costs paid for such continuation coverage for his eligible dependents; provided that such reimbursement shall be reduced by the employee's portion of the cost of such benefits which Executive would be required to pay for such coverage if he were actually employed during such period; and
(iv)    accelerated vesting of all unvested stock options, restricted shares and other equity compensation awards pursuant to the Stock Incentive Plan (assuming, in the case of any performance-based award, that the applicable performance goals were achieved at 100% of “target” performance).
For purposes of this Section 5(e), a "Change of Control" shall mean (i) a merger or consolidation of the Company with or into another corporation (other than a merger undertaken solely in order to reincorporate in another state) immediately following which the beneficial holders of the voting stock of the Company immediately prior to such transaction or series of transactions do not continue to hold 50% or more of the voting stock (based upon voting power) of the Company or (A) any entity that owns, directly or indirectly, the stock of the Company, (B) any entity with which the Company has merged, or (C) any entity that owns an entity with which the Company has merged; (ii) a dissolution of the Company, (iii) a transfer of all or substantially all of the assets of the Company in one or more related transactions to one or more other persons or entities, (iv) a transaction or series of transactions that results in any entity, "Person" or "Group" (as defined below), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (v) during any period of two (2) consecutive years commencing on or after January 1, 2016, individuals who, at the beginning of the period constituted the Company's Board of Directors, cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a "Change in Control" shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, (B) one or more of the "executive officers" of the Company that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control. As used herein, "Person" and "Group" shall have the meanings set forth in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and "executive officer" shall have the meaning set forth in Rule 3b-7 promulgated under such Act.

(f)    Release of Claims. Notwithstanding anything to the contrary in this Agreement, in order to receive the payments and benefits described in Section 5(c), 5(d) or 5(e) (other than any Accrued Obligations), Executive must execute on or before the Release Expiration Date (as defined below), and not revoke within the time provided by the Company to do so, a release of all claims substantially consistent with the form attached hereto as Exhibit “A” (the "Release"). As used herein, the "Release Expiration Date" is that date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days after Executive's termination date) or, in the event that such termination of employment is "in connection with an exit incentive or other employment termination program" (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. In the event the Release is not effective on or prior to the date that is 60 days following the Date of Termination, Executive shall forfeit all rights to payments or benefits under Section 5(c), 5(d) or 5(e) (other than the Accrued Obligations) and shall be obligated to repay any such amounts previously-received. For the avoidance of doubt, the covenants set forth in Section 10 shall apply without respect to whether Executive executes and does not revoke the Release.
(g)    Compliance with Non-Compete Covenants. The parties intend that all of the restrictive covenants set forth in Section 10 shall apply in the event that Executive's employment is terminated by the Company without Cause, by Executive for Good Reason or due to the Company's election not to renew this Agreement. However, if the Company terminates Executive's employment with Cause or Executive elects not to renew this Agreement or terminates his employment without Good Reason under Section 5(c) hereof, the Company shall have an option, exercisable no later than sixty (60) days following termination, whether Executive shall be required to comply with the restrictive covenants set forth in Section 10(d) hereof (the "Non-Compete Covenants") for a period of up to one year following the Date of Termination. The Company shall notify Executive in writing no later than the expiration of the sixty-day period whether it elects to enforce the Non-Compete Covenants and the period for which it desires to do so (expressed in a number of whole months, the "Elective Noncompete Period"). If the Non-Compete Covenants apply, Executive acknowledges and agrees that Executive's right to receive severance benefits under Sections 5(c) of this Agreement shall be contingent upon Executive's compliance with the Non-Compete Covenants. If Executive fails to comply with the Non-Compete Covenants, then Executive shall not be entitled to any such severance benefits. If the Company does not elect to enforce the Non-Compete Covenants, Executive shall not be entitled to such severance benefits under Sections 5(c).
6.    Non-exclusivity of Rights. Except as set forth in Section 5, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted shares or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

7.    No Set-Off; No Mitigation. Except as provided herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.
8.    Arbitration of Disputes. Any controversy or claim arising out of or related to (a) this Agreement, (b) any breach of this Agreement or (c) Executive's employment with the Company or the termination of such employment shall be settled by final and binding arbitration in Dallas, Texas before a single arbitrator administered by the American Arbitration Association ("AAA") under its then-applicable Rules for the Resolution of Employment Disputes (the "Employment Rules"), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. References to the AAA include any successor organization. The Parties agree that the arbitration hearing shall commence and occur within 120 days following confirmation of the arbitrator’s appointment. The Parties further agree that all AAA filing, administrative and arbitrator fees and expenses (which, for the avoidance of doubt, does not include the parties' attorney fees) shall be paid initially by the Company, but the arbitrator appointed hereunder shall have the discretion to allocate costs and fees amongst the parties.
9.    Entire Agreement. The parties acknowledge and agree that this Agreement is the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Executive's employment during the Term and all amounts to which Executive shall be entitled whether during the Term or thereafter and all restrictive covenants to which Executive may be subject. Without limiting the generality of the foregoing, the parties also acknowledge that this Agreement, upon the Effective Date shall replace and supersede the Original Agreement in all respects.
10.    Executive's Covenants.
(a)    Executive's Acknowledgement. The Company shall provide Executive access to Confidential Information (as defined below) for use only during the term of his employment hereunder, and Executive acknowledges and agrees that the Company and its affiliates will be entrusting Executive, in Executive's unique and special capacity, with developing the goodwill of the Company and its affiliates, and in consideration thereof and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and continue to employ Executive, Executive has voluntarily agreed to the covenants set forth in this Section 10. For purposes of this Agreement, "Business" means the provision of investment management, investment advisory, portfolio management, financial analysis, research or similar services relating to the investment of international or domestic equity or debt securities or other activities or services of the type provided by the Company or its affiliates to its clients on a worldwide basis including, without limitation, open-end and closed-end, registered and unregistered, investment companies ("Funds"), and the direct and indirect sale and/

or distribution of equity interests in the Funds; and "Competing Activity" or "Competing Activities" means engaging in the Business. Executive further acknowledges that:
(i)    the Company is and will be engaged in the Business during the Term and thereafter;
(ii)    Executive will occupy a position of trust and confidence with the Company and will become familiar during the Term with the Company's trade secrets and other proprietary and Confidential Information concerning the Company and the Business;
(iii)    the agreements and covenants contained in this Section 10 are essential to protect the Company, its client relationships and the goodwill of the Business and compliance with such agreements and covenants will not impair Executive's ability to procure subsequent and comparable employment; and
(iv)    Executive's employment with the Company provides special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.
(b)    Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean trade secrets and other proprietary information concerning the products, processes or services of the Company or any of its affiliates, which information
(i)    has not been made generally available to the public, and is useful or of value to Company's current or anticipated business activities or of those of any affiliate or client of Company; or (ii) has been identified to Executive as confidential, either orally or in writing, including, but not limited to: computer programs; research and other statistical data and analyses; marketing, organizational or other research and development, or business plans; personnel information, including the identity of other Executives of the Company, their responsibilities, competence, abilities, and compensation; financial, accounting and similar records of Company, its affiliates and/or any Fund or account managed by the Company or its affiliates (such Funds or accounts referred to herein as "Company Funds"); current and prospective client lists and information on clients and their Executives; client investment objectives, the nature of their investment portfolios and contractual agreements with the Company or its affiliates; information concerning planned or pending investment products, acquisitions or divestitures; and information concerning the marketing and/or sale or distribution of equity interests in the Funds. Confidential Information shall not include information which: (a) is in or hereafter enters the public domain through no fault of Executive; (b) is obtained by Executive from a third party having the legal right to use and disclose the same; or (c) is in the possession of Executive prior to receipt from the Company (as evidenced by Executive's written records pre-dating the date of employment). All notes, reports, plans, published memoranda or other documents created, developed, generated or held by Executive during employment, concerning or related to the Company's or its affiliates' business, and whether containing or relating to Confidential Information or not, and all tangible personal property of the Company or its affiliates entrusted to Executive or in Executive's direct or indirect possession or control, are the property of the Company, and will be promptly delivered to the Company and not thereafter used by Executive upon termination of Executive's employment for any reason whatsoever.
(c)    Non-Disclosure. Executive agrees that during employment with the Company (including any employment following the Term) and at all times thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that Executive obtains while performing services for the Company, except as may be required in Executive's reasonable judgment to fulfill his duties hereunder.
(d)    Non-Compete and Related Covenants. During the term of Executive's employment hereunder and, in the event that Executive's employment is (x) terminated by the Company without Cause or upon nonrenewal of this Agreement by the Company, (y) terminated by Executive for Good Reason or (z) terminated by the Company for Cause or Executive without Good Reason or due to the nonrenewal of this Agreement by Executive and the Company elects pursuant to Section 5(g) for these covenants to apply, for an additional period of one year following the Date of Termination (or, if shorter, the Elective Noncompete Period) (such period the "Post-Termination Non-Compete Period"), Executive shall not engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to any firm, corporation, institution, business or entity (each an "Entity") directly or indirectly engaged in the Business. Further, during the Post-Termination Non-Compete Period, Executive shall not, directly or indirectly, on his behalf or on another's behalf:
(i)    solicit the Company's or its affiliates' clients to provide, offer to provide, or provide to any such clients, services or products of the kind generally offered or provided by Company or its affiliates; or
(ii)    solicit, induce or encourage any person who is then in the employ of the Company to leave his or her employment, agency or office with Company, or employ or be employed with any such person or persons, for the purpose of providing or offering to provide, services or products of the kind generally offered by Company or its affiliates;
(iii)    Executive understands that Company's name, the name of any Funds and accounts managed by the Company (such proprietary Funds, accounts and any other client account managed by the Company, the "Company Accounts") and the investment performance of any Company Account are extremely valuable and are the result of the expenditure of substantial time, effort and resources by the Company. Therefore, during the Post-Termination Non Compete Period, Executive agrees that he will not, directly or indirectly, on his behalf or another's behalf:

(A)    refer to the Company, "Westwood," "Westwood Holdings Group," "Westwood Funds," "Westwood Trust," or any other name used by the Company, any Company Account or the investment performance thereof, or Executive's prior association with the Company or its affiliates or any Company Account in any public filing or in any advertisement or marketing of any service or product which is a Competing Activity; or
(B)    maintain a relationship of the type described herein with any Entity that refers to the Company, any Company Account or the investment performance thereof, or Executive's prior association with Company or any Company Account in any public filing or in any advertisement or marketing of any service or product that is a Competing Activity.
(iv)    Notwithstanding the foregoing, nothing in this paragraph 10(d) shall prohibit Executive or any other person or Entity from referring to information described in said paragraphs, provided such reference is not made in advertising or marketing in newspapers, magazines, trade journals or other public media, or direct advertising or marketing materials, and such information is limited to the extent that (i) such information is contained in any SEC filings previously made by the Company, or (ii) reference to such information is otherwise required by law. The Company and Executive agree that, based on applicable rules, regulations and court decisions in effect as of the date this Agreement is entered into, information relating to the investment performance of any Company Account is not information reference to which "is otherwise required by law" within the meaning of said clause (ii). In addition, this Section 10(d) shall not prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding shares of any class of securities of an Entity whose securities are publicly traded, so long as Executive does not have any active participation in the business of such Entity.
(e)    Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in this Section 10 (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's Confidential Information and business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company may have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to apply for immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages. The duration of a Restrictive Covenant shall be extended by such time during which such breach or threatened breach continues without cure by Executive.
11.    Indemnification and Insurance.

(a)    The Company agrees that Executive shall be defended and indemnified to the fullest extent permissible under the law and as may otherwise be provided in any the Company and Executive and pursuant to the Company's Certificate of Incorporation and Bylaws.
(b)    During the Term and thereafter for the duration of any statute of limitations or other period during which a claim might be successfully brought against Executive, Executive shall be covered to the same extent as directors by any directors' and officers' liability insurance policy maintained by the Company from time to time.
12.    Successors.
(a)    This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all the assets or business of the Company. The Company shall require any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
13.    Amendment; Waiver. This Agreement may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
14.    Clawback. This Agreement is subject to any written clawback policies that the Company currently in effect or, with the approval of the Board or the Compensation Committee, may adopt as required by the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission.
15.    Section 409A Matters.
(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "Section 409A") or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive's employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A.
(b)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive's receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive's death or (ii) the date that is six months after the Termination Date (such date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to Executive (or Executive's estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
16.    Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive's base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 15 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under section 4999 of the Code.
17.    Miscellaneous.

(a)    The provisions of Section 5 (Obligations of the Company upon Termination), Section 7 (No Set-Off; No Mitigation), Section 8 (Arbitration of Disputes), Section 10 (Executive's Covenants), Section 11 (Indemnification and Insurance), Section 12 (Successors), Section 13 (Amendment; Waiver), Section 14 (Clawback), Section 15 (Section 409A Matters), Section 16 (Certain Excise Taxes) and this Section 16(a) shall survive the termination of Executive's employment with the Company for any reason, or the expiration of the Term of the Agreement pursuant to Section 1, and shall thereafter remain in full force and effect.
(b)    In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, "Other Provision") of the Company, the terms of this Agreement shall control unless such Other Provision provides otherwise by a specific reference to this Section 14(b).
(c)    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except Section 11 which shall be governed by the laws of the State of Delaware), without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(d)    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) the following business day after deposit from within the United States with a reputable express courier service (charges prepaid), (ii) three (3) days after mailing by certified or registered mail, return receipt requested and postage prepaid, or (iii) upon receipt in all other cases. Such notices, demands and other communications shall be sent to the addresses indicated below:
If to the Company:
Westwood Holdings Group, Inc.
200 Crescent Court, Suite 1200
Dallas, TX 75201
Attention: Chairman of the Board of Directors
If to Executive:
Address per the Company records
or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
(e)    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(f)    All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.
(g)    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
(h)    The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.
(i)    The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date and year first set forth above.
WESTWOOD HOLDINGS GROUP, INC.

By: /s/ Richard M. Frank
Richard M. Frank
Chairman

EXECUTIVE:

By: /s/ Brian O. Casey
Brian O. Casey
President and Chief Executive Officer

[Signature Page to Executive Employment Agreement]

EXHIBIT A
FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release of claims referred to in that certain Executive Employment Agreement (the “Employment Agreement”) dated as of [●], 2015 by and between Westwood Holdings Group, Inc. (the “Company”) and Brian O. Casey (“Executive”). The Company and Executive are each referred to herein individually as a “Party” and collectively as the “Parties.”
a)For good and valuable consideration, including the Company’s provision of the payments and benefits to Executive in accordance with Section 5 of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its affiliates, subsidiaries, partners, members, predecessors, successors, and assigns and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, assigns, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any federal, state, or local anti-discrimination or anti-retaliation law; (xii) any federal, state, or local wage and hour law; (xiii) any other federal, state or local law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (xvi) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity incentive plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in any equity compensation agreement between Executive and a Company Party and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, or (c) any claims for contractual payments under Section 5 of the Employment Agreement or any claims for indemnification under Section 11 of the Employment Agreement that arise following the time that Executive executes this Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or other governmental agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
b)Executive agrees not to bring or join any lawsuit or arbitration proceeding against any of the Company Parties in any court or forum relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or forum or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
c)Executive agrees not to directly or indirectly do, say, write, authorize or otherwise create or publish any statement or writing that is disparaging or derogatory about, or which injure the reputation of, the Company, the business reputation of the Company, or any other Company Party. The Company agrees to instruct its employees in positions at the Senior Vice-President level or higher levels and human resources representatives not to directly or indirectly do, say, write, authorize or otherwise create or publish any statement or writing that is disparaging or derogatory about, or which injure the reputation of, Executive. Nothing in this paragraph prohibits either Party from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process.
d)Executive represents that Executive has not engaged in any breach of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, grossly negligent tortious activity or illegal activity, in each instance: (i) towards or with respect to the Company or any other Company Party; or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of his employment or engagement with any Company Party. In reliance upon, and conditioned upon, Executive’s representations and covenants contained in this Agreement, the Company on behalf of itself and each of its affiliated entities hereby releases Executive from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever that any Company Party has or now claims pertaining to or arising out of Executive’s employment by or separation from the Company. Notwithstanding the foregoing, the Company and its affiliated entities are not waiving or releasing Executive from: (A) any manner of action or actions, cause or causes of action, promises, suits, damages, judgments, remedies, executions, claims and demands whatsoever, in law or equity, arising from or relating to any act, action, or inaction by Executive that was unlawful, was not undertaken in good faith, was outside the scope of Executive’s authority as an employee or agent of the Company or any other Company Party or was not reasonably believed to be in the best interests of the Company Parties and is not currently known to the Company Parties, (B) the Company Parties’ future ability to sue or take other action to enforce this Agreement, (C) any claim where such a release would cause the loss of insurance coverage or indemnity protection otherwise potentially available to cover the loss, or (D) a breach of a fiduciary duty.
e)In connection with his employment with the Company, Executive has been provided with Confidential Information, as that term is defined in the Employment Agreement. Executive hereby expressly reaffirms the covenants set forth in Section 10 of the Employment Agreement, expressly acknowledges their validity and continuing, binding effect and agrees to abide by them in their entirety pursuant to the terms set forth in Section 10. For the avoidance of doubt, nothing herein prohibits Executive from disclosing any information, including Confidential Information, when compelled to do so by law; making a good faith report of possible violations of applicable law to any governmental agency or entity; or making disclosures that are protected under the whistleblower provisions of applicable law.

f)	By executing and delivering this Agreement, Executive acknowledges that

i.	He has carefully read this Agreement;

ii.
He has had at least [twenty-one (21)/forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [and Executive acknowledges and agrees that he has been provided with, and attached to this Agreement as Exhibit A is, a listing of: (A) the job titles and ages of all employees selected for participation in the employment termination program pursuant to which Executive is being offered this agreement; (B) the job titles and ages of all employees in the same organizational unit who were not selected for participation in the program; and (C) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program].

iii.	He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

iv.
He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

v.
With the exception of any sums that he may be owed pursuant to Section 5 of the Employment Agreement, Executive has been paid all wages and other compensation to which he is entitled during Executive’s employment with the Company or any other Company Party and Executive has received all leaves (paid and unpaid), been afforded all rights and been paid all sums to which he was entitled during the Term (as defined in the Employment Agreement).

g)Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the [●] of the Company before 11:59 p.m., [●] time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.
h)This Agreement will be construed in accordance with and governed by the laws of the State of Texas, without reference to principles of conflict of laws. The Parties agree that this Agreement cannot be modified or amended except by a written instrument signed by Executive and a duly authorized representative of the Company. This Agreement may be executed in multiple parts.
i)This Agreement (including any exhibits hereto) and Section 17(a) of the Employment Agreement (including the sections of the Employment Agreement referenced therein) set forth the entire agreement between Executive and the Company relating to the subject matter herein and supersede any and all prior oral or written agreements or understandings between Executive and the Company concerning the subject matter of this Agreement. Neither of the Parties has made any settlement, representations or warranty in connection herewith (except those expressly set forth in this Agreement) which have been relied upon by the other Party, or which acted as an inducement for the other Party to enter into this Agreement.

Executed on this ________ day of ____________________, ______.